Exhibit 99.1
Planet Reports Financial Results for Third Quarter of Fiscal Year 2025
Awarded Contracts with NASA, US Department of Defense and Multiple International Governments
Delivers Record GAAP Gross Margin of 61%, Up Over 1,400 bps YoY, and Record Non-GAAP Gross Margin of 64%, Up Over 1,200 bps YoY
Achieves First Light with Tanager Hyperspectral Satellite; Delivers Data on Over 300 Methane and CO2 Emissions Sites; Enables First Mitigation Success
Pelican-2 with NVIDIA Jetson Platform is Shipped and Ready to Launch

San Francisco, CA – December 9, 2024 – Planet Labs PBC (NYSE: PL) (“Planet” or the “Company”), a leading provider of daily data and insights about Earth, today announced financial results for the period ended October 31, 2024.

"We are pleased with the multiple large contracts secured with government customers globally this quarter, which we expect to ramp up into the year ahead. The third quarter represented Planet’s largest ever quarter of ACV bookings, helping lay the foundation for future growth," said Will Marshall, Planet’s Co-Founder, Chief Executive Officer and Chairperson. "We continue to see strong demand for our data, particularly where enhanced with AI-enabled solutions. We also saw first light from our Tanager satellite, released the first set of over 300 CO2 and methane detections, and are progressing towards commercializing its hyperspectral data. The success of this program has led us to actively pursue other opportunities that similarly advance our technology roadmap while enhancing our financial position. Ultimately, we believe Planet is well positioned for growth going forward."

Ashley Johnson, Planet’s President and Chief Financial Officer, added, “We saw significant improvement in the fundamentals of the business during the quarter, as evident in the year-over-year and sequential improvement in margins, as well as the continued progress on our path to profitability. I’m pleased to confirm that we’re on track to achieve our target of Adjusted EBITDA profitability next quarter. Meanwhile, we’re reducing our cash burn and our balance sheet remains strong with approximately $242 million of cash, cash equivalents, and short-term investments as of the end of the quarter, and we continue to have no debt.”

Third Quarter of Fiscal 2025 Financial and Key Metric Highlights:
•Third quarter revenue increased 11% year-over-year to a record $61.3 million.
•Percent of Recurring Annual Contract Value (ACV) for the third quarter was 97%.
•End of Period (EoP) Customer Count increased 4% year-over-year to 1,015 customers.
•Third quarter gross margin was a record 61%, compared to 47% in the third quarter of fiscal year 2024. Third quarter Non-GAAP Gross Margin was a record 64%, compared to 52% in the third quarter of fiscal year 2024.
•Third quarter net loss was ($20.1) million, compared to ($38.0) million in the third quarter of fiscal year 2024.
•Third quarter Adjusted EBITDA loss was ($0.2) million, compared to a ($12.0) million loss in the third quarter of fiscal year 2024.
•Third quarter GAAP EPS was ($0.07) and Non-GAAP EPS was ($0.02).
•Ended the quarter with $242 million in cash, cash equivalents and short-term investments.

Recent Business Highlights:

Growing Customer and Partner Relationships
•International Defense Customer: Planet won an eight-figure expansion with an International Defense Customer during the third quarter to provide PlanetScope, Skysat, Maritime Domain Awareness and other analytics.

•US Department of Defense: Planet was selected to complete a seven-figure pilot with the US Department of Defense. This is Planet’s third such pilot program with the US Department of Defense this year. Under the 3-month project, Planet will provide satellite imagery in key areas of interest with analytics-powered insights supported by a Planet partner.
•NASA: In early September, NASA announced that Planet was selected for the NASA Commercial SmallSat Data Acquisition (CSDA) contract. The fixed-price, indefinite-delivery/indefinite-quantity, multiple-award contract has a performance period through November 15, 2028. On November 25, 2024, Planet received an order under the new contract vehicle valued at approximately $19.95 million for a one-year period of performance. Planet has been a proud member of the scientific CSDA program since its inception. Through this order, Planet will continue providing NASA researchers with its industry-leading imagery and archive products.
•Federal Police of Brazil: Planet renewed its seven-figure ACV contract with the Federal Police of Brazil through its partner SCCON Geospatial. With the aid of daily satellite imagery, SCCON and Brazilian public agents have reported collecting the equivalent of nearly $3 billion from fines, seized goods, and frozen assets related to illegal logging and mining. Through the country’s Brasil MAIS Program, the renewed contract will enable more than 100,000 users and more than 500 public institutions to continue monitoring 8.6 million square kilometers of Brazilian territory and marine coast areas.
•German Space Agency: Planet GmbH signed a multi-year contract with the German Space Agency at German Aerospace Center (DLR) to provide data access and development support for the German Space Agency’s Earth observation data platform (EO-Lab), integrating Planet data into the system and offering advanced services.
•Laconic: Planet signed a seven-figure multi-year deal with Laconic, a company leading a global shift in climate finance. Under this contract, Laconic will receive Planet’s AI-powered 3 meter Forest Carbon Monitoring product and 30 meter Forest Carbon product. Leveraging these data feeds, Laconic plans to offer their customers accurate trends and verifications to instill trusted trading confidence and empower informed carbon credit decision-making.

New Technologies and Products
•Pelican-2 Satellite: Planet announced that its next Pelican satellite, Pelican-2, is ready for launch. The spacecraft departed for Vandenberg Space Force Base on December 9 in preparation for launch early next year. Pelican-2 will be Planet’s first satellite to incorporate NVIDIA’s Jetson platform. With this launch, Planet continues to build out its next generation high-resolution fleet.
•Tanager First Light & Methane and CO2 Detections: Planet’s first hyperspectral satellite, Tanager-1, has achieved first light and begun enabling methane and CO2 emissions data. Tanager-1 is made possible by the Carbon Mapper Coalition, a philanthropically-funded effort. Following the satellite’s final commissioning and calibration period, partners and customers such as Carbon Mapper are expected to use the data to monitor and mitigate point-source methane and CO2 emissions. Planet also plans to make the hyperspectral data commercially available for a variety of use cases including security applications, biodiversity assessments, mineral mapping, water quality assessments, and more.
•Forest Carbon Monitoring: Planet released its AI-powered Forest Carbon Monitoring product — the world’s first global scale forest structure monitoring system at 3-meter resolution. This new product offers partners and customers a powerful dataset to support voluntary carbon markets, regulatory compliance, and deforestation mitigation.
•Analysis-Ready PlanetScope: Planet released its Analysis-Ready PlanetScope (ARPS) product for time-series analysis and machine learning models. ARPS harnesses a proprietary algorithm to create harmonized and spatially consistent near-daily stacks of images that enable time-series analysis and machine learning applications. The result is a more precise dataset that’s readily-available for manipulation, analysis, and visualization in the Planet Insights Platform.

Impact and ESG
•Project Centinela: Planet launched Project Centinela, which equips the world’s leading biodiversity scientists and conservationists with the latest satellite-derived tools and insights. As part of Planet’s mission, over the next three years the program will help support teams working at the forefront of the biodiversity crisis to monitor and safeguard up to 50 of the world’s vulnerable biodiversity hotspots.

Fourth Quarter Financial Outlook
For the fourth quarter of fiscal year 2025, ending January 31, 2025, Planet expects revenue to be in the range of approximately $61 million to $63 million. Non-GAAP Gross Margin is expected to be in the range of approximately 63% to 65%. Adjusted EBITDA is expected to be in the range of approximately $0 to $2 million for the quarter. Capital Expenditures are expected to be in the range of approximately $8 million and $11 million for the quarter.

Planet has not reconciled its Non-GAAP financial outlook to the most directly comparable GAAP measures because certain reconciling items, such as stock-based compensation expenses and depreciation and amortization are uncertain or out of Planet’s control and cannot be reasonably predicted. The actual amount of these expenses during the fourth quarter of fiscal year 2025 will have a significant impact on Planet’s future GAAP financial results. Accordingly, a reconciliation of Planet’s Non-GAAP outlook to the most comparable GAAP measures is not available without unreasonable efforts.

The foregoing forward-looking statements reflect Planet’s expectations as of today’s date. Given the number of risk factors, uncertainties and assumptions discussed below, actual results may differ materially.

Webcast and Conference Call Information

Planet will host a conference call at 5:00 p.m. ET / 2:00 p.m. PT today, December 9, 2024. The webcast can be accessed at www.planet.com/investors/. A replay will be available approximately 2 hours following the event. If you would prefer to register for the conference call, please go to the following link: https://www.netroadshow.com/events/login?show=00196caf&confId=74075. You will then receive your access details via email.

Additionally, a supplemental presentation has been provided on Planet’s investor relations page.

About Planet Labs PBC

Planet is a leading provider of global, daily satellite imagery and geospatial solutions. Planet is driven by a mission to image the world every day, and make change visible, accessible and actionable. Founded in 2010 by three NASA scientists, Planet designs, builds, and operates the largest Earth observation fleet of imaging satellites. Planet provides mission-critical data, advanced insights, and software solutions to over 1,000 customers, comprising the world’s leading agriculture, forestry, intelligence, education and finance companies and government agencies, enabling users to simply and effectively derive unique value from satellite imagery. Planet is a public benefit corporation listed on the New York Stock Exchange as PL. To learn more visit www.planet.com and follow us on X (formerly Twitter) or tune in to HBO’s ‘Wild Wild Space’.

Channels for Disclosure of Information
Planet intends to announce material information to the public through a variety of means, including filings with the Securities and Exchange Commission, press releases, public conference calls, webcasts, the investor relations section of its website (investors.planet.com) and its blog (planet.com/pulse) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with its disclosure obligations under Regulation FD. It is possible that the information Planet posts on its blog could be deemed to be material information. As such, Planet encourages investors, the media, and others to follow the channels listed above and to review the information disclosed through such channels.

Planet’s Use of Non-GAAP Financial Measures
This press release includes Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described further below, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share, Adjusted EBITDA and Backlog, which are non-GAAP measures the Company uses to supplement its results presented in accordance with U.S. GAAP. The Company includes these non-GAAP financial measures because they are used by management to evaluate the Company’s core operating performance and trends and to make strategic decisions regarding the allocation of capital and new investments.

Non-GAAP Gross Profit and Non-GAAP Gross Margin: The Company defines and calculates Non-GAAP Gross Profit as gross profit adjusted for stock-based compensation, amortization of acquired intangible assets classified as cost of revenue, restructuring costs, and employee transaction bonuses in connection with the Sinergise business combination. The Company defines Non-GAAP Gross Margin as Non-GAAP Gross Profit divided by revenue.

Non-GAAP Expenses: The Company defines and calculates Non-GAAP cost of revenue, Non-GAAP research and development expenses, Non-GAAP sales and marketing expenses, and Non-GAAP general and administrative expenses as, in each case, the corresponding U.S. GAAP financial measure (cost of revenue, research and development expenses, sales and marketing expenses, and general and administrative expenses) adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination, that are classified within each of the corresponding U.S. GAAP financial measures.

Non-GAAP Loss from Operations: The Company defines and calculates Non-GAAP Loss from Operations as loss from operations adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination.

Non-GAAP Net Loss and Non-GAAP Net Loss per Diluted Share: The Company defines and calculates Non-GAAP Net Loss as net loss adjusted for stock-based compensation, amortization of acquired intangible assets, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination, and the income tax effects of the non-GAAP adjustments. The Company defines and calculates Non-GAAP Net Loss per Diluted Share as Non-GAAP Net Loss divided by diluted weighted-average common shares outstanding.

Adjusted EBITDA: The Company defines and calculates Adjusted EBITDA as net income (loss) before the impact of interest income and expense, income tax expense and depreciation and amortization, and further adjusted for the following items: stock-based compensation, change in fair value of warrant liabilities, non-operating income and expenses such as foreign currency exchange gain or loss, restructuring costs, certain litigation expenses, and employee transaction bonuses in connection with the Sinergise business combination.

The Company presents Non-GAAP Gross Profit, Non-GAAP Gross Margin, certain Non-GAAP Expenses described above, Non-GAAP Loss from Operations, Non-GAAP Net Loss, Non-GAAP Net Loss per Diluted Share and Adjusted EBITDA because the Company believes these measures are frequently used by analysts, investors and other interested parties to evaluate companies in Planet’s industry and facilitates comparisons on a consistent basis across reporting periods. Further, the Company believes these measures are helpful in highlighting trends in its operating results because they exclude items that are not indicative of the Company’s core operating performance.

Backlog: The Company defines and calculates Backlog as remaining performance obligations plus the cancellable portion of the contract value for contracts that provide the customer with a right to terminate for convenience without incurring a substantive termination penalty and written orders where funding has not been appropriated. Backlog does not include unexercised contract options. Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, which includes both deferred revenue and non-cancelable contracted revenue that will be invoiced and recognized in revenue in future periods. Remaining performance obligations do not include contracts which provide the customer with a right to terminate for convenience without incurring a substantive termination penalty, written orders where funding has not been appropriated and unexercised contract options.

An increasing and meaningful portion of the Company’s revenue is generated from contracts with the U.S. government and other government customers. Cancellation provisions, such as termination for convenience clauses, are common in contracts with the U.S. government and certain other government customers. The Company presents Backlog because the portion of its customer contracts with such cancellation provisions represents a meaningful amount of the Company’s expected future revenues. Management uses backlog to more effectively forecast the Company’s future business and results, which supports decisions around capital allocation. It also helps the Company identify future growth or operating trends that may not otherwise be apparent. The Company also believes Backlog is useful for investors in forecasting the Company’s future results and understanding the growth of its business. Customer cancellation provisions relating to termination for convenience clauses and funding appropriation requirements are outside of the Company’s control, and as a result, the Company may fail to realize the full value of such contracts.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, as a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. The non-GAAP financial measures presented are not based on any standardized methodology prescribed by U.S. GAAP and are not necessarily comparable to similarly-titled measures presented by other companies, which may have different definitions from the Company’s. Further, certain of the non-GAAP financial measures presented exclude stock-based compensation expenses, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for the Company and an important part of its compensation strategy.

Other Key Metrics

ACV and EoP ACV Book of Business: In connection with the calculation of several of the key operational and business metrics we utilize, the Company calculates Annual Contract Value (“ACV”) for contracts of one year or greater as the total amount of value that a customer has contracted to pay for the most recent 12 month period for the contract, excluding customers that are exclusively Sentinel Hub self-service paying users. For short-term contracts (contracts less than 12 months), ACV is equal to total contract value.

The Company also calculates EoP ACV Book of Business in connection with the calculation of several of the key operational and business metrics we utilize. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Sentinel Hub self-service paying users. Active contracts exclude any contract that has been canceled, expired prior to the last day of the period without renewing, or for any other reason is not expected to generate revenue in the subsequent period. For contracts ending on the last day of the period, the ACV is either updated to reflect the ACV of the renewed contract or, if the contract has not yet renewed or extended, the ACV is excluded from the EoP ACV Book of Business. The Company does not annualize short-term contracts in calculating its EoP ACV Book of Business. The Company calculates the ACV of usage-based contracts based on the committed contracted revenue or the revenue achieved on the usage-based contract in the prior 12-month period.

Percent of Recurring ACV: Percent of Recurring ACV is the portion of the total EoP ACV Book of Business that is recurring in nature. The Company defines EoP ACV Book of Business as the sum of the ACV of all contracts that are active on the last day of the period pursuant to the effective dates and end dates of such contracts, excluding customers that are exclusively Sentinel Hub self-service paying users. The Company defines Percent of Recurring ACV as the dollar value of all data subscription contracts and the committed portion of usage-based contracts (excluding customers that are exclusively Sentinel Hub self-service paying users) divided by the total dollar value of all contracts in our EoP ACV Book of Business. The Company believes Percent of Recurring ACV is useful to investors to better understand how much of the Company’s revenue is from customers that have the potential to renew their contracts over multiple years rather than being one-time in nature. The Company tracks Percent of Recurring ACV to inform estimates for the future revenue growth potential of our business and improve the predictability of our financial results. There are no significant estimates underlying management’s calculation of Percent of Recurring ACV, but management applies judgment as to which customers have an active contract at a period end for the purpose of determining EoP ACV Book of Business, which is used as part of the calculation of Percent of Recurring ACV.

EoP Customer Count: The Company defines EoP Customer Count as the total count of all existing customers at the end of the period excluding customers that are exclusively Sentinel Hub self-service paying users. For EoP Customer Count, the Company defines existing customers as customers with an active contract with the Company at the end of the reported period. For the purpose of this metric, the Company defines a customer as a distinct entity that uses the Company’s data or services. The Company sells directly to customers, as well as indirectly through its partner network. If a partner does not provide the end customer’s name, then the partner is reported as the customer. Each customer, regardless of the number of active opportunities with the Company, is counted only once. For example, if a customer utilizes multiple products of Planet, the Company only counts that customer once for purposes of EoP Customer Count. A customer with multiple divisions, segments, or subsidiaries are also counted as a single unique customer based on the parent organization or parent account. For EoP Customer Count, the Company does not include users that only utilize the Company’s self-service Sentinel Hub web based ordering system, which the Company acquired in August 2023, and which offers standard starter packages on a monthly or annual basis. The Company believes excluding these users from EoP Customer Count creates a more useful metric, as the Company views the Sentinel Hub starter packages as entry points for smaller accounts, leading to broader awareness of the Company’s solutions throughout their networks and organizations. The Company believes EoP Customer Count is a useful metric for investors and management to track as it is an important indicator of the broader adoption of the Company’s platform and is a measure of the Company’s success in growing its market presence and penetration. Management applies judgment as to which customers are deemed to have an active contract in a period, as well as whether a customer is a distinct entity that uses the Company’s data or services.

Capital Expenditures as a Percentage of Revenue: The Company defines capital expenditures as purchases of property and equipment plus capitalized internally developed software development costs, which are included in our statements of cash flows from investing activities. The Company defines Capital Expenditures as a Percentage of Revenue as the total amount of capital expenditures divided by total revenue in the reported period. Capital Expenditures as a Percentage of Revenue is a performance measure that we use to evaluate the appropriate level of capital expenditures needed to support demand for the Company’s data services and related revenue, and to provide a comparable view of the Company’s performance relative to other earth observation companies, which may invest significantly greater amounts in their satellites to deliver their data to customers. The Company uses an agile space systems strategy, which means we invest in a larger number of significantly lower cost satellites and software infrastructure to automate the management of the satellites and to deliver the Company’s data to clients. As a result of the Company’s strategy and business model, the Company’s capital expenditures may be more similar to software companies with large data center infrastructure costs. Therefore, the Company believes it is important to look at the level of capital expenditure investments relative to revenue when evaluating the Company’s performance relative to other earth observation companies or to other software and data companies with significant data center infrastructure investment requirements. The Company believes Capital Expenditures as a Percentage of Revenue is a useful metric for investors because it provides visibility to the level of capital expenditures required to operate the Company and the Company’s relative capital efficiency.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally relate to future events or Planet’s future financial or operating performance. In some cases, you can identify forward looking statements because they contain words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “target,” “anticipate,” “intend,” “develop,” “evolve,” “plan,” “seek,” “may,” “will,” “could,” “can,” “should,” “would,” “believes,” “predicts,” “potential,” “strategy,” “opportunity,” “aim,” “conviction,” “continue,” “positioned” or the negative of these words or other similar terms or expressions that concern Planet’s expectations, strategy, priorities, plans or intentions. Forward-looking statements in this release include, but are not limited to, statements regarding Planet’s financial guidance and outlook, Planet’s path to profitability (including on an Adjusted EBITDA basis) and target for achieving Adjusted EBITDA profitability, Planet’s growth opportunities, Planet’s expectations regarding future product development and performance, and Planet’s expectations regarding its strategies with respect to its markets and customers, including trends in customer demand. Planet’s expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks related to the macroeconomic environment and risks regarding Planet’s ability to forecast Planet’s performance due to Planet’s limited operating history. The forward-looking statements contained in this release are also subject to other risks and uncertainties, including those more fully described in Planet’s filings with the Securities and Exchange Commission (“SEC”), including Planet’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024, Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 2024, and any subsequent filings with the SEC Planet may make. All forward-looking statements reflect Planet’s beliefs and assumptions only as of the date of this press release. Planet undertakes no obligation to update forward-looking statements to reflect future events or circumstances, except as may be required by law. Planet’s results for the quarter ended October 31, 2024, are not necessarily indicative of its operating results for any future periods.

PLANET
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(In thousands)	October 31, 2024	January 31, 2024
Assets
Current assets
Cash and cash equivalents	$138,969	$83,866
Restricted cash and cash equivalents, current	6,525	8,360
Short-term investments	103,255	215,041
Accounts receivable, net	38,853	43,320
Prepaid expenses and other current assets	13,992	19,564
Total current assets	301,594	370,151
Property and equipment, net	116,920	113,429
Capitalized internal-use software, net	18,259	14,973
Goodwill	137,411	136,256
Intangible assets, net	29,231	32,448
Restricted cash and cash equivalents, non-current	4,437	9,972
Operating lease right-of-use assets	20,829	22,339
Other non-current assets	2,083	2,429
Total assets	$630,764	$701,997
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$3,572	$2,601
Accrued and other current liabilities	43,670	44,779
Deferred revenue	66,462	72,327
Liability from early exercise of stock options	6,275	8,964
Operating lease liabilities, current	9,105	7,978
Total current liabilities	129,084	136,649
Deferred revenue	11,230	5,293
Deferred hosting costs	6,665	7,101
Public and private placement warrant liabilities	1,835	2,961
Operating lease liabilities, non-current	13,819	16,952
Contingent consideration	2,871	5,885
Other non-current liabilities	655	9,138
Total liabilities	166,159	183,979
Stockholders’ equity
Common stock	28	28
Additional paid-in capital	1,631,077	1,596,201
Accumulated other comprehensive income	1,347	1,594
Accumulated deficit	(1,167,847)	(1,079,805)
Total stockholders’ equity	464,605	518,018
Total liabilities and stockholders’ equity	$630,764	$701,997

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands, except share and per share amounts)	2024	2023	2024	2023
Revenue	$61,266	$55,380	$182,798	$161,844
Cost of revenue	23,749	29,350	81,288	81,375
Gross profit	37,517	26,030	101,510	80,469
Operating expenses
Research and development	25,216	33,002	78,055	87,929
Sales and marketing	16,795	20,774	62,013	66,209
General and administrative	18,114	20,112	58,198	62,161
Total operating expenses	60,125	73,888	198,266	216,299
Loss from operations	(22,608)	(47,858)	(96,756)	(135,830)
Interest income	2,414	3,445	8,292	11,753
Change in fair value of warrant liabilities	198	6,833	1,126	14,004
Other income (expense), net	(60)	(69)	660	894
Total other income, net	2,552	10,209	10,078	26,651
Loss before provision for income taxes	(20,056)	(37,649)	(86,678)	(109,179)
Provision for income taxes	25	355	1,364	1,244
Net loss	$(20,081)	$(38,004)	$(88,042)	$(110,423)
Basic and diluted net loss per share attributable to common stockholders	$(0.07)	$(0.13)	$(0.30)	$(0.40)
Basic and diluted weighted-average common shares outstanding used in computing net loss per share attributable to common stockholders	293,338,324	284,197,733	290,674,554	277,252,951

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2024	2023	2024	2023
Net loss	$(20,081)	$(38,004)	$(88,042)	$(110,423)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	52	(1,667)	(159)	(1,543)
Change in fair value of available-for-sale securities	48	89	(88)	(970)
Other comprehensive income (loss), net of tax	100	(1,578)	(247)	(2,513)
Comprehensive loss	$(19,981)	$(39,582)	$(88,289)	$(112,936)

PLANET
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended October 31,
(In thousands)	2024	2023
Operating activities
Net loss	$(88,042)	$(110,423)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	36,365	36,033
Stock-based compensation, net of capitalized cost	36,467	44,611
Change in fair value of warrant liabilities	(1,126)	(14,004)
Change in fair value of contingent consideration	3,161	(923)
Other	(932)	(3,538)
Changes in operating assets and liabilities
Accounts receivable	5,487	(3,872)
Prepaid expenses and other assets	8,499	9,483
Accounts payable, accrued and other liabilities	(7,731)	(20,706)
Deferred revenue	71	19,557
Deferred hosting costs	(298)	(92)
Net cash used in operating activities	(8,079)	(43,874)
Investing activities
Purchases of property and equipment	(32,694)	(29,086)
Capitalized internal-use software	(4,145)	(3,266)
Maturities of available-for-sale securities	57,046	142,903
Sales of available-for-sale securities	162,341	40,072
Purchases of available-for-sale securities	(105,582)	(166,169)
Business acquisition, net of cash acquired	(1,068)	(7,542)
Purchases of licensed imagery intangible assets	(4,558)	—
Other	(300)	(944)
Net cash provided by (used in) investing activities	71,040	(24,032)
Financing activities
Proceeds from the exercise of common stock options	332	6,770
Payments for withholding taxes related to the net share settlement of equity awards	(7,328)	(7,112)
Proceeds from employee stock purchase program	1,083	—
Payments of contingent consideration for business acquisitions	(8,783)	—
Other	(606)	(15)
Net cash used in financing activities	(15,302)	(357)
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	74	(65)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	47,733	(68,328)
Cash and cash equivalents, and restricted cash and cash equivalents at the beginning of the period	102,198	188,076
Cash and cash equivalents, and restricted cash and cash equivalents at the end of the period	$149,931	$119,748

PLANET
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(in thousands)	2024	2023	2024	2023
Net loss	$(20,081)	$(38,004)	$(88,042)	$(110,423)
Interest income	(2,414)	(3,445)	(8,292)	(11,753)
Income tax provision	25	355	1,364	1,244
Depreciation and amortization	10,117	13,625	36,365	36,033
Change in fair value of warrant liabilities	(198)	(6,833)	(1,126)	(14,004)
Stock-based compensation	11,829	12,598	36,467	44,611
Restructuring costs(1)	25	7,341	10,524	7,341
Employee transaction bonuses in connection with the Sinergise business combination(2)	—	2,317	—	2,317
Certain litigation expenses(3)	395	—	395	—
Other (income) expense, net	60	69	(660)	(894)
Adjusted EBITDA	$(242)	$(11,977)	$(13,005)	$(45,528)
(1) As part of the 2024 headcount reduction, we recognized immaterial severance and other employee costs for the three months ended October 31, 2024 and $10.5 million of severance and other employee costs for the nine months ended October 31, 2024. For the three and nine months ended October 31, 2024, the restructuring related stock-based compensation benefit of $1.4 million is included on its respective line item. As part of the 2023 headcount reduction, we recognized $7.3 million of severance and other employee costs for the three and nine months ended October 31, 2023. For the three and nine months ended October 31, 2023, the restructuring related stock-based compensation benefit of $1.5 million is included on its respective line item.
(2) Certain employees of Sinergise, which became employees of Planet, were paid cash transaction bonuses in connection with the closing of the Sinergise acquisition. The cost of the transaction bonuses was allocated from the purchase consideration we paid for the acquisition.
(3) Expenses relating to the Delaware class action lawsuit.

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2024	2023	2024	2023
Reconciliation of cost of revenue:
GAAP cost of revenue	$23,749	$29,350	$81,288	$81,375
Less: Stock-based compensation	745	888	2,563	2,855
Less: Amortization of acquired intangible assets	759	796	2,298	1,674
Less: Restructuring costs	128	563	1,312	563
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	267	—	267
Non-GAAP cost of revenue	$22,117	$26,836	$75,115	$76,016

Reconciliation of gross profit:
GAAP gross profit	$37,517	$26,030	$101,510	$80,469
Add: Stock-based compensation	745	888	2,563	2,855
Add: Amortization of acquired intangible assets	759	796	2,298	1,674
Add: Restructuring costs	128	563	1,312	563
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	267	—	267
Non-GAAP gross profit	$39,149	$28,544	$107,683	$85,828
GAAP gross margin	61%	47%	56%	50%
Non-GAAP gross margin	64%	52%	59%	53%

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands)	2024	2023	2024	2023
Reconciliation of operating expenses:
GAAP research and development	$25,216	$33,002	$78,055	$87,929
Less: Stock-based compensation	4,294	5,655	12,120	18,555
Less: Restructuring costs	(76)	3,297	3,464	3,297
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	1,891	—	1,891
Non-GAAP research and development	$20,998	$22,159	$62,471	$64,186
GAAP sales and marketing	$16,795	$20,774	$62,013	$66,209
Less: Stock-based compensation	1,655	1,626	6,863	7,827
Less: Amortization of acquired intangible assets	129	261	473	665
Less: Restructuring costs	24	1,943	4,457	1,943
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	41	—	41
Non-GAAP sales and marketing	$14,987	$16,903	$50,220	$55,733
GAAP general and administrative	$18,114	$20,112	$58,198	$62,161
Less: Stock-based compensation	5,135	4,429	14,921	15,374
Less: Amortization of acquired intangible assets	36	93	151	254
Less: Restructuring costs	(51)	1,538	1,291	1,538
Less: Employee transaction bonuses in connection with the Sinergise business combination	—	118	—	118
Less: Certain litigation expenses	395	—	395	—
Non-GAAP general and administrative	$12,599	$13,934	$41,440	$44,877

Reconciliation of loss from operations
GAAP loss from operations	$(22,608)	$(47,858)	$(96,756)	$(135,830)
Add: Stock-based compensation	11,829	12,598	36,467	44,611
Add: Amortization of acquired intangible assets	924	1,150	2,922	2,593
Add: Restructuring costs	25	7,341	10,524	7,341
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	2,317	—	2,317
Add: Certain litigation expenses	395	—	395	—
Non-GAAP loss from operations	$(9,435)	$(24,452)	$(46,448)	$(78,968)

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
(In thousands, except share and per share amounts)	2024	2023	2024	2023
Reconciliation of net loss
GAAP net loss	$(20,081)	$(38,004)	$(88,042)	$(110,423)
Add: Stock-based compensation	11,829	12,598	36,467	44,611
Add: Amortization of acquired intangible assets	924	1,150	2,922	2,593
Add: Restructuring costs	25	7,341	10,524	7,341
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	2,317	—	2,317
Add: Certain litigation expenses	395	—	395	—
Income tax effect of non-GAAP adjustments	914	—	1,326	—
Non-GAAP net loss	$(5,994)	$(14,598)	$(36,408)	$(53,561)

Reconciliation of net loss per share, diluted
GAAP net loss	$(20,081)	$(38,004)	$(88,042)	$(110,423)
Non-GAAP net loss	$(5,994)	$(14,598)	$(36,408)	$(53,561)

GAAP net loss per share, basic and diluted (1)	$(0.07)	$(0.13)	$(0.30)	$(0.40)
Add: Stock-based compensation	0.04	0.04	0.13	0.16
Add: Amortization of acquired intangible assets	—	—	0.01	0.01
Add: Restructuring costs	—	0.03	0.04	0.03
Add: Employee transaction bonuses in connection with the Sinergise business combination	—	0.01	—	0.01
Add: Certain litigation expenses	—	—	—	—
Income tax effect of non-GAAP adjustments	—	—	—	—
Non-GAAP net loss per share, diluted (2) (3)	$(0.02)	$(0.05)	$(0.13)	$(0.19)

Weighted-average shares used in computing GAAP net loss per share, basic and diluted (1)	293,338,324	284,197,733	290,674,554	277,252,951
Weighted-average shares used in computing Non-GAAP net loss per share, diluted (1)	293,338,324	284,197,733	290,674,554	277,252,951

(1) Basic and diluted GAAP net loss per share was the same for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(2) Non-GAAP net loss per share, diluted is calculated using weighted-average shares, adjusted for dilutive potential shares assumed outstanding during the period. No adjustment was made to weighted-average shares for each period presented as the inclusion of all potential Class A common stock and Class B common stock outstanding would have been anti-dilutive.
(3) Totals may not sum due to rounding. Figures are calculated based upon the respective underlying non-rounded data.

PLANET
RECONCILIATION OF U.S. GAAP TO NON-GAAP FINANCIAL MEASURES (unaudited)

The table below reconciles Backlog to remaining performance obligations for the periods indicated:

(in thousands)	October 31, 2024	January 31, 2024
Remaining performance obligations	$145,890	$132,571
Cancellable amount of contract value	86,250	109,821
Backlog	$232,140	$242,392
For remaining performance obligations as of October 31, 2024, the Company expects to recognize approximately 82% over the next 12 months, approximately 98% over the next 24 months, and the remainder thereafter. For Backlog as of October 31, 2024, the Company expects to recognize approximately 70% over the next 12 months, approximately 91% over the next 24 months, and the remainder thereafter.

Investor Contact

Chris Genualdi / Cleo Palmer-Poroner
Planet Labs PBC
ir@planet.com

Press Contact

Claire Bentley Dale
Planet Labs PBC
comms@planet.com